EXHIBIT 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is entered into on the date first set forth below by and between Barbara J. Schrantz (hereinafter referred to as “Employee”) and The Bon-Ton Stores, Inc. (hereinafter referred to as the “Company”) (collectively referred to as the “Parties”).

BACKGROUND

WHEREAS, Employee and the Company entered into an Employment Agreement dated January 30, 2011 (the “Employment Agreement”);

WHEREAS, the Company has elected to terminate Employee’s employment, pursuant to Section 9(a) of the Employment Agreement and Employee and the Company agree that Employee’s employment with the Company will terminate effective September 14, 2012;

WHEREAS, the Employment Agreement provides that certain severance benefits shall be paid by the Company to Employee contingent upon Employee’s execution of a termination agreement, including, but not limited to, a general release of claims;

NOW THEREFORE, in exchange for the consideration provided by the Company, Employee agrees to a release of all claims she may have against the Company up to the date of this Agreement.  Accordingly, Employee and the Company agree as follows:

SECTION ONE

DEFINITIONS

For purposes of this Agreement, the term “Releasees” shall mean The Bon-Ton Stores, Inc., and its respective subsidiaries, parents, and all of the foregoing’s respective directors, officers, shareholders, employees, representatives, agents, attorneys, insurers, successors and assigns.  The term “Releasors” means Barbara J. Schrantz and her respective heirs, executors, administrators and assigns.

SECTION TWO

CONSIDERATION FOR THE AGREEMENT

A.                                    Severance Payment.  In consideration of the releases herein by Releasors and the warranties and representations of Employee, subject to the terms and conditions set forth below, and pursuant to Section 9(a) the Employment Agreement, the Company agrees to provide Employee an amount constituting one and one-half (1.5) years of her base salary in effect at the time of her termination, less all applicable taxes and withholdings.

B.                                    Payment for COBRA Premium.  Subject to the terms and conditions set forth below, and in Section 9(a)(ii) of the Employment Agreement, the Company agrees to pay Employee for the cost of her monthly COBRA premium for the insurance coverage for the group medical and dental plans for the period during which the Severance Payment is paid (the “COBRA Stipend”).  Employee understands and agrees that the COBRA Stipend provided to her for this time period acts as an offset to the period of time to which she is entitled to COBRA under the law.  Subject to Employee’s execution of, and failure to revoke, the Agreement, payment of the COBRA Stipend shall occur as set forth below.

C.                                    Payment Terms.  The total sums encompassing the Severance Payment and COBRA stipend shall be paid to Employee as follows:

1.                                      The lump sum of One Hundred Thousand Dollars ($100,000.00) on the first normal Company pay period after the lapse of the revocation period, as defined below;

2.                                      Followed by equal bi-weekly installments for the following eleven (11) months of which will total no more than $400,000; and

3.                                      Followed by equal bi-weekly installment for the remaining Severance and COBRA Stipend.

D.                                    Vesting of Stock.  Pursuant to the terms of the Restricted Stock Agreement dated January 31, 2011 and the Restricted Stock — Performance Shares Agreement, the following shares of stock shall vest as follows:

1.                                      75,000 shares of restricted stock granted pursuant to the Restricted Stock Agreement dated January 31, 2011 shall vest upon termination;

2.                                      15,000 shares of restricted stock with a grant date of April 12, 2010 shall vest upon termination; and

3.                                      Such portion of 50,000 shares of restricted stock granted pursuant to the Restricted Stock Agreement — Performance Shares dated January 31, 2011 shall become vested to the same extent such restricted stock would have become vested if Employee had been employed by the Company or an affiliate of the Company through the date that the Human Resources and Compensation Committee of the Board of Directors of the Company makes a determination regarding achievement of the performance goals established for the Company’s 2012 fiscal year.

E.                                     Accrued but Unused Vacation.  The Company shall pay to Employee the amount of accrued but unused vacation for Fiscal Year 2012.

F.                                      409A Excise Tax.  If the terms of this Agreement or any action or omission by the Company in its performance under this Agreement, causes any payment or benefit received or to be received by Employee from the Company pursuant to this Agreement (the “Agreement Payments”) to be subject to the excise tax and additional interest imposed by Code section 409A(a)(1)(B) of the Internal Revenue Code of 1986 (the “409A Excise Tax”), the Company shall pay Employee, at the time specified below, an additional amount (the “409A Gross-Up Payment”) for such Excise Tax (but not for any employment tax) such that the net amount that Employee retains, after deduction of the 409A Excise Tax on the Agreement Payments is equal to the amount that Employee would have received if no 409A Excise Tax had ever been imposed.  Payment of such additional amount shall occur on or before the earlier to occur of (i) the date which the Company is required to withhold any such taxes and (ii) the date on which Employee remits such taxes to the Internal Revenue Service (to the extent not withheld).  For purposes of determining the amount of the 409A Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Employees residence in the calendar year in which the 409A Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.  This paragraph does not require the Company to pay, reimburse, or gross up Employee with respect to income or excise taxes imposed under any other section of the Code, under state or local law or with respect to federal, state or local income tax, or employment tax.

G.                                    No Entitlement to Other Benefits.            Employee understands and agrees that she is not entitled to the benefits set forth in Section 2(A)-(E), above, unless she executes and does not revoke this Agreement.  Employee understands and agrees that the Company will not be reimbursing Employee for any coverage that she may have had under any other Company plan, including, but not limited to life insurance and vision coverage.

SECTION THREE

NO OTHER BENEFITS

With the exception of the benefits set forth in Section Two (2), above, Employee shall have no right to receive any further payment or benefit arising from her employment relationship with the Company except those required by law, any convertible insurance programs as described in a policy of insurance, the right to continue health insurance coverage under COBRA, at the Employee’s expense, or retirement or other vested benefits provided under the Company’s retirement plan.

SECTION FOUR

ADEQUATE CONSIDERATION

Employee agrees that (i) the consideration and payments made to her by the Company pursuant to this Agreement represent the sole and exclusive payments and undertakings to be provided to her; (ii) said payments include any and all outstanding and accrued compensation, wages, and benefits that may be due and owing Employee; (iii) that the Company has no further obligation to provide Employee with any compensation of any sort, or any non-monetary or monetary benefits in addition to that which is set forth in Section Two (2), above; and (iv) the aforementioned payments are in excess of what Employee otherwise would have been entitled to and constitute good and sufficient consideration for this Agreement.

SECTION FIVE

RELEASES

For and in consideration of Company’s promise to cause the payment and benefits to be made as set forth in Section Two (2), above, Releasors do hereby RELEASE AND FOREVER DISCHARGE the Releasees of and from any and all manner of actions and causes of action, suits, debts, liabilities, losses, damages, claims and demands whatsoever (which are otherwise subject to waiver) that they or any of them had, has or may have against any of the Releasees, whether sounding in contract, any form of tort or otherwise; whether at law or in equity; whether known or unknown; from prior to the commencement of Employee’s employment with any of the Releasees to the date of this Agreement.  The releases herein include, but are not limited to, any waivable claims that were asserted or could have been asserted up to the date of this Agreement and/or that could be asserted in the future under any federal, state or local laws, regulations, orders or ordinances including but not limited to:

•                                          Title VII of the Civil Rights Act of 1964, as amended;

•                                          Employee Order 11246;

•                                          the Rehabilitation Act of 1973;

•                                          the Americans with Disabilities Act of 1990 as amended (ADAAA);

•                                          the Employee Retirement Income Security Act (ERISA) (except as to claims for vested benefits);

•                                          the Family Medical Leave Act;

•                                          the Wisconsin Fair Employment Law;

•                                          any state or local laws similar to the above;

•                                          any unjust or wrongful termination theory;

•                                          any claim for breach of contract, fraud or material misrepresentation;

•                                          any negligent retention, hiring, or supervision theory;

•                                          any right or claim based on an alleged privacy violation;

•                                          any claims for defamation or slander; or

other employment tort or common law claims now or hereafter recognized and any derivative claim any of the Releasors may have arising thereunder, and all claims for counsel fees and costs.  Releasors specifically acknowledge that they are releasing all Releasees from any claims for attorneys’ fees and costs.

SECTION SIX

COVENANT NOT TO SUE

Employee hereby covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against the Releasees based upon or relating to any of the claims released and forever discharged pursuant to this Agreement.  If Employee breaches this covenant not to sue, she hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands or causes of action, together with such and further damages as may result, directly or indirectly, from that breach.  Moreover, Employee agrees that she will not persuade or instruct any person to file a suit, claim or complaint with any state or federal court or administrative agency against the Releasees.

SECTION SEVEN

WARRANTIES AND COVENANTS OF EMPLOYEE

Employee warrants and covenants that she has not filed a lawsuit or otherwise initiated adversarial proceedings against the Company or any of the Releasees based upon, or related in any way to, any act, omission or event occurring prior to Employee’s execution of this Agreement.  Employee further warrants that she will not assert any claim for recall or reemployment with the Company and will not in the future seek employment in any capacity with Company.

Employee agrees that she will not disparage the name, business reputation or business practices of the Company or any Releasee.  The Company agrees to provide a neutral reference if contacted for a job reference, including name, dates of employment, and position held as well as final rate of pay.  The Company will not disparage the name or business reputation of Employee.

Nothing in this Agreement shall be deemed to interfere with Employee’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, or other federal or state regulatory or law enforcement agency.  However, Employee understands and agrees that the consideration provided to Employee in this Agreement shall be the sole relief provided to Employee for the claims that are released by her herein. To the maximum extent permitted by law, Employee agrees that Employee will not seek and waives any right to accept any relief or award from any charge or action against the Released Parties before any federal, state, or local administrative agency or federal, state or local court whether filed by Employee or on Employee’s behalf with respect to any claim or right released in this agreement.

SECTION EIGHT

DISCLOSURE

Employee acknowledges and warrants that she is not aware of, or that she has fully disclosed to the Company, any matters for which Employee was responsible, or which came to Employee’s attention as an employee of the Company, that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Company.

SECTION NINE

SURVIVAL OF PROVISIONS OF THE EMPLOYMENT AGREEMENT

Employee acknowledges and agrees that Sections Ten (10) and Eleven (11) of the Employment Agreement (attached hereto as Exhibit A) survive the cessation of her employment and the termination of the Employment Agreement and remain in full force and effect with respect to the terms and duration specified therein.

SECTION TEN

RELEASE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT (ADEA)

Employee understands and agrees that, in full compliance with the Older Workers Benefit Protection Act (OWBPA) of 1990:

A.                                    Employee enters into this Agreement freely and knowingly, and after due consideration, intending to waive, settle and release all waivable claims that Employee has or may have against the Company up to the date of the execution of this Agreement, including claims under the Age Discrimination in Employment Act;

B.                                    Employee has been advised to consult an attorney before signing this Agreement;

C.                                    Employee has been provided with the opportunity to consider this Agreement for twenty-one (21) days.  Material and immaterial changes to this Agreement will not temporarily stop the twenty-one (21) day period for Employee to consider this Agreement.  If Employee agrees to enter into this Agreement, she must sign and return the Agreement to Denise Domian, Senior Vice President, Human Resources prior to the 21st day;

D.                                    Employee understands that she has seven (7) days after she signs the Agreement to revoke the Agreement by delivering a written notice of revocation to Denise Domian, Senior Vice President, Human Resources, by 5:00 p.m. Central Standard Time on the seventh day.  In the event Employee revokes this Agreement, the Company shall have no obligation to Employee under the Agreement.  After this revocation period has expired, the Agreement will become effective, enforceable and irrevocable.

SECTION ELEVEN

ASSISTANCE IN LITIGATION

Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after Employee’s employment with the Company.

SECTION TWELVE

SEVERABILITY

The covenants in this Agreement are severable.  If any part or term of this Agreement is later held to be illegal, unenforceable or ineffective, the validity of the remaining provisions shall not be affected and the other obligations will be enforced as if the Agreement did not contain the part or term held to be invalid.  With the exception of a challenge to the validity of the release of her ADEA claims, if Employee challenges the validity of, or attacks this Agreement in any court of competent jurisdiction, Employee unequivocally agrees to first return to the Company any and all monies or other consideration received by Employee under the terms of this Agreement.

SECTION THIRTEEN

ENTIRE AGREEMENT

With the exception of the Employment Agreement, this Agreement expresses the entire Agreement between Employee and the Company regarding Employee’s employment and separation from employment.  This Agreement may not be amended or terminated except by a written agreement signed by both Employee and the Company.  No representations made prior to or contemporaneously with this Agreement shall have any binding effect.

SECTION FOURTEEN

WAIVER

No waiver of any provision of this Agreement shall constitute a waiver of any other provisions of this Agreement.

SECTION FIFTEEN

FUTURE BENEFITS

The promises of Employee under this Agreement shall inure to the benefit of the Releasees and all other present or future subsidiaries and affiliates of the Releasees.  All such entities shall be considered third party beneficiaries and may enforce any provision of this Agreement.

SECTION SIXTEEN

SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon the parties to this Agreement and their respective heirs, administrators, executors, successors and assigns.  The Company has the right to assign this Agreement.  Employee does not have the right to assign this Agreement.

SECTION SEVENTEEN

GOVERNING LAW AND JURISDICTION

The validity, legality, and construction of this Agreement or of any of its provisions shall be governed exclusively by the laws of the Commonwealth of Pennsylvania.  In the event a dispute or claim should arise regarding this Agreement, jurisdiction and venue of any such action shall be in York County, Pennsylvania.  In the event that the Parties to this Agreement have diverse citizenship and/or the dispute at issue involves a federal question of law, then jurisdiction and venue may alternatively be in the United States District Court for the Middle District of Pennsylvania.  Each of the parties expressly consents to the jurisdiction and venue set forth in this Section Seventeen.

SECTION EIGHTEEN

NO ADMISSION OF LIABILITY

Employee acknowledges that the Company admits no liability or wrongdoing in requesting or accepting this Release.

[THIS SECTION INTENTIONALLY LEFT BLANK]

SECTION NINETEEN

COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

IN WITNESS WHEREOF, intending to be legally bound, Employee and the Company executed the foregoing Confidential Separation and General Release as of the date first written below.

EMPLOYEE

/s/ Barbara J. Schrantz		September 14, 2012
Barbara J. Schrantz		Date

THE BON-TON STORES, INC.

By:	/s/Denise Domian	September 14, 2012
	Denise Domian	Date
Senior Vice President, Human Resources